SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIDELITY SOUTHERN CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement no.:

	(3)	Filing Party:

	(4)	Date Filed:

FIDELITY SOUTHERN CORPORATION

3490 Piedmont Road NE

Suite 1550

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 26, 2012

The Annual Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 26, 2012, at 3:00 p.m. for the following purposes:

1.	To elect nine directors to serve until their successors are duly elected and qualified at the Annual Meeting of Shareholders in 2012;

2.	To approve the Amendment to the Company’s Equity Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

4.	An advisory (non-binding) vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 2, 2012, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

A Proxy Statement and a Proxy are enclosed. Whether or not you plan to attend, please vote your shares by completing, signing, dating, and returning the enclosed Proxy as soon as possible in the postage-paid envelope provided.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Also enclosed is a copy of Fidelity’s 2011 Annual Report to Shareholders including Form 10-K.

By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary

March 28, 2012

FIDELITY SOUTHERN CORPORATION

3490 Piedmont Road NE

Suite 1550

Atlanta, Georgia 30305

PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 26, 2012, at 3:00 p.m., and at any adjournment thereof. This Proxy Statement, the enclosed Proxy Card, and Fidelity’s 2011 Annual Report to Shareholders including its Form 10-K are being mailed to our shareholders on or about March 28, 2012.

Your vote is very important. For this reason, the Board of Directors is requesting that you permit your common stock (“Common Stock”) to be represented at the Annual Meeting by the individuals named on the enclosed Proxy Card. If no specification is made, the proxies received by the Company will be voted for all of the nominees for director named in this Proxy Statement, and upon such other matters as may properly come before the Annual Meeting or any adjournment thereof, according to the best judgment of the Proxy Committee elected by the Board of Directors and composed of Wm. Millard Choate and H. Palmer Proctor, Jr.

The presence of a majority of the votes entitled to be cast at the Annual Meeting, represented in person or by Proxy, will constitute a quorum. The nine nominees receiving the highest vote totals will be elected as directors of Fidelity. A majority of the votes cast at the Annual Meeting is required to approve all other proposals, unless the vote of a greater number is required by law.

Who Can Vote

Each shareholder of record at the close of business on March 2, 2012, is entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Each share of Fidelity Common Stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On March 2, 2012, the record date for the Annual Meeting, there were 13,751,907 shares of Fidelity Common Stock outstanding and eligible to vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(K) Plan, the enclosed Proxy Card includes the number of shares you had in that plan on the record date for the Annual Meeting, as well as the number of shares registered in your name.

How Do I Cast My Vote

If you are the record owner of your shares (either in certificates, book-entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(K) Plan), you have the following voting options:

•	By mail by completing, signing, dating, and returning the enclosed Proxy Card; or

•	By attending the Annual Meeting and voting your shares in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by Proxy.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a Proxy Card without giving specific voting instructions, your shares will be voted for the proposals at the Annual Meeting. If you hold your shares in your name and do not return a valid Proxy Card and do not vote in person at the Annual Meeting, your shares will not be voted.

If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these Proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder has the authority to vote your shares on certain “routine” matters. At the Annual Meeting, the ratification of auditors is deemed “routine” which means that the record holder can vote your shares if you do not timely provide instructions. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are four proposals that will be presented for your consideration at the Annual Meeting:

•	To elect nine directors;

•	To approve the Amendment to the Company’s Equity Incentive Plan;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	An advisory (non-binding) vote on executive compensation.

Other business may be addressed at the Annual Meeting if it properly comes before the Annual Meeting. However, we are not aware of any such other business.

Can I Change My Vote

If you are a record owner, you may revoke your Proxy and change your vote at any time before voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed Proxy Card with a later date, or by attending the Annual Meeting and electing to vote in person. However, your attendance at the Annual Meeting will not automatically revoke your Proxy; you must specifically revoke your Proxy. If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.

What Quorum is Needed to Hold the Annual Meeting

In order to conduct the Annual Meeting, a majority of Fidelity shares entitled to vote must be present in person or by Proxy. This is called a quorum. If you return a valid Proxy or elect to vote in person at the Annual Meeting, you will be considered part of the quorum.

Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of votes represented in person or by Proxy at the Annual Meeting in determining whether the quorum requirement is satisfied.

What are Broker Non-Votes

A broker “non-vote” occurs when a brokerage firm, bank or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a nondiscretionary item to be voted upon. Proposals 1, 2, and 4 are non-discretionary items for which a nominee will not have the discretion to vote without voting instructions from the beneficial owner. Proposal 3 is a discretionary item for which a nominee will have the discretion to vote, even without voting instructions from the beneficial owner. Broker non-vote shares will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on a proposal will depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal requires the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal requires the affirmative vote of the majority of the shares present in person or represented by Proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.

What Vote is Needed

The nine nominees for director receiving the highest vote totals will be elected as directors of Fidelity. All other matters will be decided by the affirmative vote of the majority of the votes cast at the Annual Meeting.

What is our Voting Recommendation

Our Board of Directors recommends that you vote “FOR” each of the four proposals.

Proxy Cards that are timely signed, dated, and returned but do not contain instructions on how you want to vote will be voted in accordance with our Board of Directors’ recommendation.

Proxy Solicitation

Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the common stock, and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.

Notice Regarding the Availability of Proxy Materials

We have posted materials related to the 2012 Annual Meeting on the Internet. The following materials are available on a secure Internet website located at https://materials.proxyvote.com/316394. This website is compliant with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking:

•	This Proxy Statement for the 2012 Annual Meeting, and

•	Fidelity’s 2011 Annual Report to Shareholders, including its Form 10-K filed with the Securities and Exchange Commission.

PROPOSAL # 1 – ELECTION OF DIRECTORS

Shareholder Nominees

The policy of the Nominating Committee is to consider proposed nominations for membership on the Board of Directors properly submitted by shareholders who own at least 1,000 shares of Common Stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a shareholder for consideration by the Nominating Committee must include the proposed nominee’s name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the Nominating Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the shareholder must submit the recommendation on or before November 1 immediately preceding the next annual meeting of shareholders. None of our qualifying shareholders nominated any prospective nominees to our Nominating Committee for consideration at the Annual Meeting.

Identifying and Evaluating Nominees for Director

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Nominees for director are selected for their character, judgment, diversity of experience, acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its shareholders. The Nominating Committee evaluates the totality of the merits of each prospective nominee and does not restrict itself by establishing minimum qualifications or attributes. The Nominating Committee has a written policy regarding diversity that seeks to provide the Board with a depth of experience and differences in viewpoints and skills. The Nominating Committee’s Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section of our website at www.fidelitysouthern.com.

The name of any candidate for nomination as a director may be submitted to the Nominating Committee by shareholders, as described above, and directors. The Nominating Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating Committee recommends, by a majority vote of its members, to the entire Board of Directors those candidates it believes will best serve Fidelity and its shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating Committee of a director of Fidelity.

The number of directors is currently set at nine by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders or until their successors are elected and qualified.

Fidelity’s Board of Directors has determined that each member of its Board, other than James B. Miller, Jr., Chief Executive Officer of Fidelity, and H. Palmer Proctor, Jr., President of Fidelity, were “independent” during 2011 as defined in the NASDAQ Marketplace Rules.

In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the Proxy be voted for more than nine nominees. Management has no reason to believe that any nominee will not serve if elected.

N ominating Committee Report

The Nominating Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating Committee, and recommended the slate to the Board of Directors as director nominees for election at the 2012 Annual Meeting of Shareholders.

Major General (Ret) David R. Bockel, Chairman

W. Clyde Shepherd III

Rankin M. Smith, Jr.

Information About Nominees for Director

The following information as of March 2, 2012, has been furnished by the respective nominees for director. All nominees for election to the Board of Directors set forth in this Proxy Statement currently serve as directors of Fidelity. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years. As described below, the Nominating Committee has determined that each nominee is qualified to serve on the Board after giving consideration to the Company’s business operations and corporate structure.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
James B. Miller, Jr. (1)	71	1979	Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank, a wholly owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until present. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. Chairman of Berlin American Companies and other family investment companies since 1977. A director of Interface, Inc., a carpet and fabric manufacturing company, since 2000, and of American Software Inc., a software development company, since 2002.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
			Mr. Miller’s education and experience as an attorney, experience running a company in Germany, in addition to the years of experience employed as an executive officer of Fidelity, serving on Fidelity’s Board of Directors as well as serving on the boards of various community organizations and public companies qualify him to serve as a director.

Major General (Ret) David R. Bockel (2) (3) (4)	67	1997

Executive Director, Georgia Military Affairs Coordinating Committee, Georgia Chamber of Commerce, since October 2011; Executive Director, Reserve Officers Association of the United States, a 63,000 member organization headquartered in Washington, D.C., from November 2009 to September 2011; Deputy Executive Director, from October 2003 to November 2009; USO of Georgia board member since February 2012. A director of Fidelity Bank since 1997.

Major General (Ret) Bockel’s previous experience as founder and head of an advertising company, his military experience commanding 18,000 soldiers with responsibility for military facilities and equipment over five states, and his current position qualify him to serve as a director.

Wm. Millard Choate (2)	59	2010

Founder and President of Choate Construction Company, a commercial construction and interior construction firm with offices headquartered in Atlanta, Georgia, since 1989. A director of Fidelity Bank since April 2010.

The experience Mr. Choate received founding his company and establishing all operations, procedures, banking, insurance and bonding relationships, marketing, preconstruction estimating, and technology, in addition to his degrees in economics and business, qualify him to serve as a director.

Dr. Donald A. Harp, Jr. (2) (3)	73	2008

Adjunct Professor, Candler School of Theology, Emory University, since September 2008. Minister Emeritus of Peachtree Road United Methodist Church since July 2008. Senior Minister of Peachtree Road United Methodist Church from 1988 to July 2008. A director of Fidelity Bank since 2008.

Dr. Harp brings to the Board of Directors his experience of over 20 years managing a $7 million church budget and 60 member staff, as well as his membership on many non-profit boards and experience as mayor pro-tem of a city with budget and other management responsibilities, which qualify him to serve as a director.

Kevin S. King (1) (3)	64	1998

An attorney in Georgia from 1972 to present. Of Counsel, Isenberg & Hewitt, P.C., Atlanta, Georgia, from January 2011 to August 2011. A director of Fidelity Bank since 1998.

Mr. King’s qualifications to serve as director include degrees earned in accounting and law, and various business and legal positions over 40 years, including executive vice president/general counsel, a member of several for profit and non-profit boards, and as a lawyer in private practice.

William C. Lankford, Jr. (3)	62	2010	Member of Moore Stephens Tiller, LLC, from 1979 to present. Managing Member from 1990 to September 2009. A director of Fidelity Bank since January 2010.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
			Mr. Lankford’s position as a CPA with broad accounting, tax, and business experience gained from being in public practice for 39 years qualify him to serve as a director.

H. Palmer Proctor, Jr. (1)	44	2004

President of Fidelity since April 2006; Senior Vice President of Fidelity from January 2006 to April 2006; Vice President of Fidelity from April 1996 to January 2006. President of Fidelity Bank since October 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Fidelity Bank since 2004.

As an executive of Fidelity and Fidelity Bank, Mr. Proctor offers expertise in financial services and a unique understanding of our markets, operations, and competition, which qualify him to serve as a director.

W. Clyde Shepherd III (1) (4)	51	2003

President, Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. President or Vice President/Secretary of Toco Hill, Inc., a real estate/lessor and investment company located in Atlanta, Georgia, since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.

Mr. Shepherd’s extensive business experience as head of a highway construction, investment, and real property lessor companies, as well as degrees earned in the fields of finance and economics, qualify him to serve as a director.

Rankin M. Smith, Jr. (2) (4)	64	1987

Owner and Manager, Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. Chairman of the Board of Trustees of Thomas University from January 2009 to January 2011 and Trustee from 2004 to present, a member of the Board of Advisors of the Farmers & Merchants Bank, Monticello, FL, since March 2011. Director of Archbold Medical Foundation from 2005 to present. A director of Fidelity Bank since 1987.

Mr. Smith brings to the Board of Directors his many years of experience as a member and executive of various organizations, which qualify him to serve as a director.

(1)	Member of the Executive Committee of the Board of Directors
(2)	Member of the Compensation Committee of the Board of Directors
(3)	Member of the Audit Committee of the Board of Directors
(4)	Member of the Nominating Committee of the Board of Directors

There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.

Recommendation

The Board of Directors recommends a vote “FOR” each of the above nominees for director. Unless marked to the contrary, Proxy Cards received by the Company will be voted “FOR” this proposal.

PROPOSAL # 2 – APPROVAL OF THE AMENDMENT TO THE

COMPANY’S EQUITY INCENTIVE PLAN

Equity Incentive Plan Summary

General Information. The Board of Directors adopted the Fidelity Southern Corporation Equity Incentive Plan (the “Plan”) on January 19, 2006, and the shareholders of Fidelity approved the Plan on April 26, 2006. The purpose of the Plan is to assist Fidelity in recruiting and retaining employees and directors by enabling them to receive awards and participate in the future success of Fidelity.

The Board of Directors adopted an amendment to the Plan on March 17, 2011, and it was approved by the shareholders on April 28, 2011, (the “First Amendment”). The First Amendment increased the number of shares of Fidelity’s Common Stock to 2,250,000, extended the term of the Plan by an additional five years for awards other than incentive stock options, deleted Fidelity’s ability to award restricted stock units, increased the number of shares that may be issued in the aggregate pursuant to awards other than options to 750,000, modified certain provisions of the Plan relating to incentive awards, and added specific language addressing compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Amendment. The Compensation Committee of the Board of Directors (the “Committee”) has recommended that Fidelity adopt an amendment to the Plan (the “Second Amendment”) to provide for the following changes to the Plan:

•	Increase the number of shares of Fidelity’s Common Stock that may be issued under the Plan from 2,250,000 to 5,000,000; and

•	Increase the number of shares authorized under the Plan that may be issued in the aggregate pursuant to awards other than options from 750,000 to 1,000,000.

The Committee believes that these changes are necessary and appropriate to allow the Committee the flexibility to grant awards to eligible participants based on such participants’ performance and other criteria established pursuant to the Plan by the Committee. The Board of Directors has approved the Second Amendment. The Plan requires that the Second Amendment also be approved by the Fidelity shareholders before the Second Amendment may be adopted.

T ypes of Awards. The Plan, as originally adopted and amended April 28, 2011, permits Fidelity to grant stock options (both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), restricted stock awards (“Restricted Stock Awards”), and other incentive awards (“Incentive Awards”).

Separate Written Agreements. All awards granted under the Plan are governed by separate written agreements between Fidelity and the selected participants. The written agreements specify when the award may become exercisable, vested, or payable. No right or interest of a participant in any award will be subject to any lien, obligation, or liability of the participant. The laws of the State of Georgia govern the Plan. The Plan is unfunded, and Fidelity will not segregate any assets to cover awards under the Plan. The Plan is not tax qualified within the meaning of Section 401(a) of the Code, nor is it subject to the Employee Retirement Income Security Act of 1974, as amended.

Term of Plan. The Plan provides that no awards may be granted after January 19, 2021 (15 years following the effective date of the Plan), and no ISOs may be granted after January 19, 2016, since all ISOs must still be granted within 10 years from the original date of adoption of the Plan.

Administration. Fidelity bears all expenses of the Plan. The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee has authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the Plan) as it may consider appropriate. The Committee may delegate to one or more officers of Fidelity all or part of its authority and duties with respect to awards to individuals who are not subject to Section 16 of the Exchange Act.

Eligibility for Participation. Any of Fidelity’s employees, including any employee of a current or future subsidiary of Fidelity (an “Affiliate”) and any member of the Board of Directors of Fidelity (whether or not an employee), is eligible to receive an award, except that only employees are eligible to receive ISOs.

Shares Subject to Plan. The Plan currently provides that the maximum number of shares of Common Stock of Fidelity that may be issued under the Plan pursuant to awards is 2,250,000 shares. All of such shares may be issued pursuant to options. Only 750,000 of such shares may be issued in the aggregate pursuant to awards other than options. Under the Plan, no participant may receive awards that relate to more than 125,000 shares in any calendar year. The maximum number of shares of Common Stock that may be issued pursuant to awards, the per individual limits on awards, and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events. The proposed Second Amendment provides for the following:

•	the maximum number of shares of Fidelity Common Stock that may be issued under the Plan pursuant to awards is 5,000,000 shares; and

•

the maximum number of such shares that may be issued in the aggregate pursuant for awards other than options is 1,000,000, including the other than option shares awards previously approved for the Plan.

Options. A stock option entitles the participant to purchase from Fidelity a stated number of shares of its Common Stock. The Committee will designate whether the option is an ISO or a NQSO and specify the number of shares of Common Stock subject to the option. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of Common Stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000. If this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs. The exercise price per share of Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. With respect to an ISO granted to a participant who beneficially owns more than 10 percent of the combined voting power of Fidelity or any Affiliate (determined by applying certain attribution rules), the exercise price per share may not be less than 110 percent of the fair market value of the Common Stock on the date the option is granted. The exercise price may be paid in cash or, if the agreement so provides, by tendering shares of Common Stock or some other method of payment.

Stock Appreciation Rights. A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of Common Stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an option. A SAR granted in tandem with an option is called a Corresponding SAR and entitles the participant to exercise the option or the SAR at which time the other tandem award expires. The Committee will specify the number of shares of Common Stock subject to a SAR and whether the SAR is a Corresponding SAR. No participant may be granted Corresponding SARs in tandem with ISOs which are first exercisable in any calendar year for shares of Common Stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000. A Corresponding SAR may be exercised only to the extent that the related option is exercisable and the fair market value of the Common Stock exceeds the exercise price of the related option. As set forth in an award agreement, the amount payable as a result of the exercise of a SAR may be settled in cash, Common Stock, or a combination of each.

Restricted Stock Awards. A Restricted Stock Award is the grant or sale of shares of Common Stock, which may be subject to forfeiture restrictions. The Committee will prescribe whether the Restricted Stock Award is forfeitable and the conditions to which it is subject. If the participant must pay for a Restricted Stock Award, payment of the award generally shall be made in cash or, if the agreement so provides, by some other method of payment. Prior to forfeiture, a participant will have all rights of a shareholder with respect to the shares that are the subject of the Restricted Stock Award, including the right to receive dividends and vote the shares; provided, however, the participant may not transfer the shares. Fidelity shall retain custody of the certificates evidencing the shares until they are no longer forfeitable.

Incentive Awards. An Incentive Award entitles the participant to receive cash or Common Stock when certain conditions are met. No participant may receive an Incentive Award in any calendar year (i) with reference to a specified dollar limit of more than $250,000 and (ii) with reference to a specified number of shares of Common Stock of more than 125,000 shares. As set forth in the agreement, an Incentive Award may be paid in cash, Common Stock or a combination of each. The Plan provides that the recipient of any such Award must remain actively employed until the date all conditions for payment have been satisfied, that payment will be made within seventy five (75) days after satisfaction of all such conditions, and that such Awards may be revised to become payable upon a Change in Control as defined in the Plan.

Performance Objectives. The Committee has discretion to establish performance conditions for when options or SARs become exercisable, and Restricted Stock Awards become vested. Those performance conditions can be stated with respect to Fidelity’s, an Affiliate’s or a business unit’s (a) total shareholder return; (b) total shareholder return as compared to total return (on a comparable basis) of a publicly available index; (c) net income; (d) pretax earnings; (e) funds from operations; (f) earnings before interest expense, taxes, depreciation and amortization; (g) operating margin; (h) earnings per share; (i) return on equity, capital, assets or investment; (j) operating earnings; (k) working capital; (l) ratio of debt to shareholders equity and (m) revenue. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on continued employment or service if it is not intended to be contingent on performance conditions.

Change in Control. In the event of or in anticipation of a “Change in Control” (as defined in the Plan), the Committee in its discretion may terminate outstanding awards (i) by giving the participants an opportunity to exercise the awards that are then exercisable and then terminating, without any payment, all awards that have not been exercised (including those that were not exercisable) or (ii) by paying the participant the value of the awards that are then vested, exercisable or payable without payment for any awards that are not then vested, exercisable or payable. However, awards will not be terminated to the extent they are to be continued after the Change in Control.

Shareholder Rights. No participant shall have any rights as a shareholder of Fidelity until such award is settled by the issuance of Common Stock (other than a Restricted Stock Award for which the participant will have the right to receive dividends and vote the shares).

Transferability. Generally, each award is non-transferable except by will or the laws of descent and distribution. During the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Committee may provide that awards other than ISOs or Corresponding SARs that are related to ISOs may be transferred to certain family members. The holder of the transferred award will be bound by the same terms and conditions that governed such award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

Maximum Award Period. No award shall be exercisable or become vested or payable more than 10 years after the date of grant. An ISO granted to a participant who beneficially owns more than 10 percent of the combined voting power of Fidelity or any Affiliate (determined by applying certain attribution rules) or a Corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

Compliance With Applicable Law. No award shall be exercisable, vested or payable except in compliance with all applicable Federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which Fidelity is a party, and the rules of all domestic stock exchanges on which Fidelity’s shares are listed. In the event and to the extent any award is made which is determined to be deferred compensation within the contemplation of the Code Section 409A or Treasury Department guidance, the Plan will be construed and applied consistent with that determination.

Amendment and Termination of Plan. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no amendment may adversely impair the rights of a participant with respect to outstanding awards without the participant’s consent. An amendment will be contingent on approval of Fidelity’s shareholders to the extent required by law or the rules of any stock exchange on which Fidelity’s securities are then traded or if the amendment would (i) increase the benefits accruing to participants, (ii) permit a repricing of outstanding options, (iii) increase the aggregate number of shares of Common Stock that may be issued, (iv) modify the requirements as to eligibility for participation in the Plan or (v) change the stated performance conditions. Since the Second Amendment increases the number of shares authorized for issuance under the Plan, approval of the Fidelity shareholders is required to adopt the Second Amendment.

Forfeiture Provisions. Awards do not confer upon any individual any right to continue in the employ or service of Fidelity or any Affiliate. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the Plan).

Market Value of Underlying Securities. The closing price of Fidelity Common Stock on March 2, 2012, on the NASDAQ National Market was $6.53

Federal Income Tax Consequences

The following discussion summarizes the principal Federal income tax consequences associated with awards under the Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs. A participant will not recognize taxable income on the grant or exercise of an ISO. A participant will recognize taxable income when he or she disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise (the “ISO holding period”), the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of Common Stock. A participant’s tax basis in the Common Stock generally will be the amount the participant paid for the stock.

If Common Stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. A special rule applies to such a disposition where the amount realized is less than the fair market value of the Common Stock on the date of exercise of the ISO. In that case, the ordinary income the participant will recognize will not exceed the excess of the amount realized on the disposition over the exercise price. If the amount realized is less than the exercise price, the participant will recognize a capital loss (long-term if the stock was held more than one year and short-term if held one year or less). A participant would receive different tax treatment if the exercise price were paid by delivery of Common Stock.

Neither Fidelity nor any of its Affiliates will be entitled to a Federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of Common Stock acquired under an ISO before the expiration of the ISO holding period described above, Fidelity or its Affiliate generally will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs. A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the Common Stock acquired over the exercise price. A participant’s tax basis in the Common Stock is the amount paid plus any amounts included in income on exercise. The participant’s holding period for the stock begins on acquisition of the shares. Any gain or loss that a participant realizes on a subsequent disposition of Common Stock acquired on the exercise of a NQSO generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the participant held such shares. The amount of the gain (or loss) will equal the amount by which the amount realized on the subsequent disposition exceeds (or is less than) the participant’s tax basis in his or her shares. A participant would receive different tax treatment if the exercise price were paid with Company Stock. The exercise of a NQSO generally will entitle Fidelity or its Affiliate to claim a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

SARs. A participant will not recognize any taxable income at the time SARs are granted. At the time of exercise of the SAR the participant will recognize as ordinary income the amount of cash and the fair market value of any Common Stock that he or she receives. Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Restricted Stock Awards. A participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the Common Stock on such date over the amount, if any, the participant paid for the Restricted Stock Award. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is granted. The participant’s tax basis in the shares received will be the income recognized plus the price, if any, paid. Any gain (or loss) that a participant realizes upon the sale of Common Stock acquired pursuant to a Restricted Stock Award will be equal to the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the shares and will be treated as long-term (if the shares were held for more than one year) or short-term (if the shares were held for one year or less) capital gain or loss. The participant’s holding period for the stock begins on the date the shares are either transferable or not subject to a substantial risk of forfeiture, except that the holding period will begin on the date of grant if the participant makes the special “83(b) election.” Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Incentive Awards. A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of any Common Stock he or she receives. The participant’s holding period in any Common Stock received will begin on the date of receipt. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income with respect to the Common Stock. Any gain or loss that a participant realizes on a subsequent disposition of the Common Stock will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period for the Common Stock. The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the Common Stock. Fidelity or its Affiliate will be entitled to a Federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Limitation on Deductions. The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to one million dollars per year. An individual is a covered employee if he or she is the chief executive officer or one of the four highest compensated officers for the year (other than the chief executive officer). The one million dollar limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the regulations thereunder. Compensation is considered performance-based only if (a) it is paid solely on the achievement of one or more performance conditions; (b) a committee consisting solely of two or more “outside directors” sets the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the shareholders and (d) before payment, the committee certifies in writing that the performance conditions have been met.

The grant, exercise, vesting or payment of an award may be postponed if Fidelity reasonably believes that its or any applicable Affiliate’s deduction with respect to such award would be limited or eliminated by application of Code Section 162(m); provided, however, such delay will last only until the earliest date at which Fidelity reasonably anticipates the deduction will not be limited or eliminated under Code Section 162(m) or the calendar year in which the participant separates from service.

In addition to the limits on deductions imposed by Code Section 162(m), a corporation cannot deduct any amounts that constitute “excess parachute payments.” The recipient of the excess parachute payment also would be subject to a 20% excise tax on such amount. To the extent that awards are granted or become exercisable, vested or payable because of a Change in Control, such awards or the value of the accelerated vesting, exercise or payment may result in an “excess parachute payment.” Pursuant to the terms of the Plan, awards (or the amounts that become exercisable, vested or payable as a result of the Change in Control) will be reduced if the participant would be better off on an after-tax basis with the reduction than the participant would have been without the reduction.

Deferred Compensation Rules. The Plan has been designed to enable Fidelity to structure awards that will not be subject to Code Section 409A, which imposes restrictions and requirements on deferred compensation, including the types of awards that are available under this Plan, and increases the effective tax rate on the compensation realized under a noncompliant award.

Current Tax Rates. Long-term capital gains of individuals currently are subject to Federal income tax at a maximum rate of 15 percent. Short-term capital gains and ordinary income of individuals currently are subject to tax at a maximum rate of 35 percent. These rates may change, and participants are encouraged to seek their own personal tax advice in connection with participation in the Plan.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of the Second Amendment to the Equity Incentive Plan. Unless marked to the contrary, Proxy Cards received by the Company will be voted “FOR” this proposal.

PROPOSAL # 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Fidelity has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and is submitting such appointment to the shareholders for ratification.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by Proxy, by the shareholders of Fidelity at the Annual Meeting.

Recommendation

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. Unless marked to the contrary, Proxy Cards received by the Company will be voted “FOR” this proposal.

PROPOSAL # 4 – ADVISORY (NON-BINDING) VOTE ON

EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 requires Fidelity to permit a non-binding advisory vote on the compensation of its “Named Executive Officers.” The compensation details are described in the “Executive Compensation” section of this Proxy Statement, including “Compensation Discussion and Analysis,” the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives Fidelity’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies. During the time in which any obligation arising from Fidelity’s participation in the TARP Capital Purchase Program remains outstanding, the shareholder frequency vote will not be included.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

The Board of Directors asks you to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure, is hereby approved.

Reco mmendation

The Board of Directors recommends a vote “FOR” this proposal. Unless marked to the contrary, Proxy Cards received by the Company will be voted “FOR” this proposal.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2011, the Board of Directors held eight meetings. Each of the directors attended at least 75 percent of the meetings of the Board of Directors and the meetings of the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Executive Committee.

Directors are encouraged to attend the Annual Meeting of Shareholders. Eight directors attended the 2011 Annual Meeting of Shareholders.

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board of Directors because he is most familiar with our business and strategy, and is therefore the most appropriate director to lead discussions of our strategy and risk. Our independent directors bring experience, oversight, and expertise from outside the Company and industry, while our Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective and thorough meetings and discussions and facilitates the flow of information between management and the Board. In 2011, the Board established the position of Lead Director. The Board selected Dr. Donald A. Harp, Jr. as Lead Director. As Lead Director, Dr. Harp presides at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board.

Both the Board as a whole and its committees play an active role in overseeing management of our risks. The Board regularly reviews information with members of senior management regarding our strategy and key areas of the Company including operations, finance, legal, and regulatory, as well as the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Audit Committee

Fidelity has a separately designated standing Audit Committee that oversees the financial and accounting reporting process, assures that an audit program is in place to protect the assets of Fidelity, assures that adequate internal controls exist, oversees the internal audit function, reviews the Report of Management on Internal Control Over Financial Reporting and related testing and documentation, selects the independent accountants for appointment by the Board of Directors, and evaluates their performance. During 2011, the Audit Committee held eight meetings.

The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.

The Board of Directors of Fidelity has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee. In addition, each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current member composition of the Audit Committee satisfies the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. Kevin King serves as Chairman of the Committee.

Nominating Committee

The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board, recommend to the Board the director nominees for each annual meeting of the shareholders, and fill vacancies and new positions on the Board. Fidelity’s Board of Directors has determined that the members of our Nominating Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. The Nominating Committee held two meetings during 2011. Major General (Ret) David R. Bockel serves as Chairman of the Committee.

The Nominating Committee is governed by a written charter approved by the Nominating Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.

Compensation Committee

The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the determination of goals and objectives, to evaluate performance relative to those goals and objectives, to determine the remuneration of all executive officers of Fidelity and each of its direct subsidiaries, and to grant equity incentives and administer the Stock Option Plan and the Equity Incentive Plan. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. Likewise, the Compensation Committee is responsible for reviewing and discussing the Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. During 2011, the Compensation Committee held five meetings. Major General (Ret) David R. Bockel serves as Chairman of the Committee.

The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.

Executive Committee

The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2011, the Executive Committee held three meetings. James B. Miller, Jr. serves as Chairman of the Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Executive Compensation Program

The objectives of our executive compensation program are:

•

to provide competitive levels of compensation which take into account not only annual but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value;

•	to attract, hire, and retain well-qualified, experienced, ethical, motivated, and dedicated executives;

•	to evaluate the performance of executive officers in a changing economic, interest rate, and credit quality environment;

•

to reward executives based on corporate performance, the attainment of long-term goals and strategic objectives, the level of each executive’s initiative, responsibility, and achievements, and how effectively risk is managed; and

•	to provide competitive financial security for executives and dependents in the event of a change in control, death, disability, or retirement.

What our Executive Compensation Program is Designed to Reward

Our executive compensation program is designed to recognize and reward both corporate and individual performance primarily through competitive salary arrangements, annual incentive compensation plans, restricted stock awards, stock option grants, employment agreements, a deferred compensation plan, life insurance programs, certain perquisites, and other broad-based employee benefit plans such as our 401(k) Plan.

What are the Regulatory Limits on Executive Compensation

TARP Capital Purchase Program. On December 19, 2008, as part of the United States Treasury Department’s (the “Treasury”) TARP Capital Purchase Program (the “CPP”), Fidelity entered into an Agreement (the “Purchase Agreement”) with Treasury, pursuant to which Fidelity (i) sold 48,200 shares of Fidelity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Shares”) and (ii) issued a warrant (the “Warrant”) to purchase 2,266,458 shares of Common Stock for an aggregate purchase price of $48.2 million in cash.

In the Purchase Agreement, Fidelity agreed that, until such time as Treasury ceases to own any securities of Fidelity acquired pursuant to the Purchase Agreement, Fidelity will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization

Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA and agreed not to adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing. Section 111(b) (2) of EESA provides for the executive compensation and corporate governance standards to include:

•

limits on compensation that exclude incentives for certain senior executive officers of financial institutions to take unnecessary and excessive risks that threaten the value of the financial institution;

•	required recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•

prohibition on the financial institution from making any “excess parachute payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”), during the period that Treasury holds an equity or debt position; and

•	agreement to limit a claim to a federal income tax deduction for senior executive compensation in excess of $500,000 per year.

American Recovery and Reinvestment Act. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA, commonly known as the economic stimulus or economic recovery package, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain additional executive compensation and corporate expenditure limits on all TARP recipients until the institution has repaid Treasury the amount of a CPP investment, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to Treasury’s consultation with the recipient’s appropriate regulatory agency. The executive compensation standards are more stringent than those under the CPP. Guidance on executive compensation was provided by the Department of Treasury on June 15, 2009, through the publication of “TARP Standards for Compensation and Corporate Governance; Interim Final Rule.”

The additional standards include:

•

prohibition on the payment or accrual of bonus, retention award, or incentive compensation to a Senior Executive Officer (“SEO”) or certain highly compensated employees subject to certain exceptions for payments made in the form of restricted stock and the amount of financial assistance provided to the TARP recipients;

•	prohibition on employee compensation plans that would encourage manipulation of earnings reported by the TARP recipient to enhance an employee’s compensation;

•	prohibition on providing tax gross-ups to the SEO and next 20 most highly compensated employees;

•	adoption of an excessive or luxury expenditures policy; and

•	compliance with federal securities rules and regulations regarding the submission of a non-binding resolution on SEO compensation to shareholders.

How We Choose the Amounts for Each Element of Compensation

The Compensation Committee annually evaluates and recommends to the independent directors the salary and total remuneration of James B. Miller, Jr., our Chairman and principal executive officer, our principal financial officer, and our other two executive officers (the “Named Executive Officers”). The Committee evaluates data publicly available in connection with this review and does not utilize any compensation consultants. During 2011, our Named Executive Officers were Mr. Miller, Stephen H. Brolly, our Chief Financial Officer, H. Palmer Proctor, Jr., our President, and David Buchanan, a Vice President. This review is based on each executive officer’s individual achievements and contributions to corporate short-term and long-term goals and objectives for the prior year, as well as the individual and corporate goals and objectives for the current year. As a result of this qualitative review, the executive officers are not encouraged to engage in excessive risk-taking that could threaten the value of the financial institution. The Compensation Committee evaluates the performance of the Chairman and President and recommends their compensation, while the Chairman’s evaluations and compensation recommendations for the other executive officers are considered by the Compensation Committee. The Committee, as part of its evaluation, also considers the outcome of the “say-on-pay” vote by the shareholders. The Company’s shareholders approved the “say-on-pay” proposal at the last annual shareholders’ meeting held in 2011.

The Compensation Committee also met every six months in 2011 with the member of management responsible for risk management to review our incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our employees. As part of its review, the Compensation Committee considered the various risks to which Fidelity is subject, including market, liquidity, interest rate, operational, financial, credit quality, and other risks, and how Fidelity’s incentive compensation programs may contribute to risk. The Compensation Committee also considered Fidelity’s controls and actions taken to mitigate and monitor those risks, including the Company’s clawback policy.

In connection with such review, the Compensation Committee concluded that Fidelity’s incentive compensation programs do not encourage Fidelity’s employees to take excessive or unnecessary risks that threaten the value of the Company. Instead, the Compensation Committee concluded that Fidelity’s incentive compensation programs are designed to encourage the employees to achieve individual and corporate goals and objectives, while continually assessing and monitoring the risks.

Incentive Compensation Plans, Employment and Executive Continuity Agreements

Non-equity incentive compensation plans and employment and executive continuity agreements have been provided to our executive officers to aid in retention, to encourage continuity, to provide for non-compete requirements if employment is terminated, and to remain competitive with the compensation programs of comparable financial institutions.

Incentive Compensation Plans. The Compensation Committee believes that non-equity incentive plan compensation is a valuable element of overall executive officer compensation to motivate executive officers to achieve individual and corporate short-term and long-term or strategic goals and objectives. Although each executive officer was eligible for 20% of his salary or annual base compensation, or such other amount as determined by the Compensation Committee, as non-equity incentive compensation during 2011, no non-equity incentive compensation was awarded.

Messrs. Miller’s and Proctor’s employment agreements provide that they will be eligible during 2012 for 20% of their base compensation of $750,000 and $460,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion. Because of the restrictions imposed under the ARRA, this incentive compensation will be paid, if earned, in accordance with the rules adopted by Treasury under the ARRA.

Fidelity and Fidelity Bank entered into incentive compensation agreements with Stephen H. Brolly as Chief Financial Officer and David Buchanan as Vice President, providing that Messrs. Brolly and Buchanan will be eligible during 2012 for 20% of their base compensation of $250,000 and $400,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion. Because of the restrictions imposed under the ARRA, this incentive compensation will be paid, if earned, in accordance with the rules adopted by Treasury under the ARRA.

Employment Agreements. Executive officers are provided with employment and continuity agreements of various terms to provide them assurance of compensation following a change in control. The agreements serve as a retention program as well as a program to provide for non-compete requirements. Under the ARRA and the rules adopted by Treasury, certain provisions described below relating to incentive compensation and severance payments are restricted until we have repaid the TARP funds. Each of our Named Executive Officers have executed waivers so that the provisions set forth in their employment agreements that do not comply with the ARRA will not be enforced for so long as Fidelity and Fidelity Bank are subject to these restrictions, as described below under “TARP-Related Waivers and Agreements.”

Fidelity and Fidelity Bank entered into an employment agreement with James B. Miller, Jr. as Chairman and Chief Executive Officer of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Internal Revenue Code Section 409A (“Section 409A”) amended effective January 1, 2010, to extend the term of the agreement until December 31, 2012, and amended effective January 1, 2012, to increase the annual base salary to $750,000. The employment agreement provides for a base salary of $750,000 per year and makes Mr. Miller eligible for 20% of his base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Miller’s employment is terminated by Fidelity for any reason other than for cause (as defined below), death, or total disability, Mr. Miller will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. Termination for cause is defined as the commission of a felony or any other crime involving moral turpitude, the commission of dishonest acts intended to result in personal gain, illegal use of controlled substances, misappropriation of Company assets, or the breach of any other term of the agreement such as the solicitation of clients, the solicitation of employees, covenants not to compete, or confidentiality. If such payment were to be made under the current employment agreement, such payment would equal approximately $2.25 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Miller’s employee benefit programs totaled less than $10,000 in 2011.

Additionally, the employment agreement provides that upon termination of Mr. Miller’s employment, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Miller’s non-compete agreement, he will receive an amount equal to 60 percent (60%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Miller’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $8 million payable to his designated beneficiaries or his estate.

Fidelity and Fidelity Bank also entered into an employment agreement with H. Palmer Proctor, Jr. as President of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Section 409A, amended effective January 1, 2010, to extend the term of the agreement until December 31, 2012, and amended effective January 1, 2012, to increase the annual base salary to $460,000. The employment agreement provides for a base salary of $460,000 per year and makes Mr. Proctor eligible for 20% of base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Proctor’s employment is terminated by Fidelity for any reason other than for cause (as defined above), death, or total disability, Mr. Proctor will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. If such payment were to be made under the current employment agreement, such payment would equal approximately $1.38 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Proctor’s employee benefit programs totaled less than $10,000 in 2011.

Additionally, Mr. Proctor agrees that upon termination of his employment, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Proctor’s non-compete agreement, he will receive an amount equal to 40 percent (40%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Proctor’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $1.5 million payable to his designated beneficiaries or his estate.

Executive Continuity Agreements. Fidelity maintains executive continuity agreements with James B. Miller, Jr., H. Palmer Proctor, Jr., Stephen H. Brolly, and David Buchanan to encourage such executive officers to continue their employment with Fidelity following a change of control. Each agreement ensures that the executive will maintain his salary following a change of control for a period of time up to one (1) year with respect to Messrs. Brolly and Buchanan and up to three (3) years for Messrs. Miller and Proctor and will continue to have the benefit of incentive or other programs generally available to executives. If any executive is terminated other than for cause, total disability, or death during the applicable change of control period or the executive terminates his employment for good reason, the executive will receive, for a period of one (1) year with respect to Messrs. Brolly and Buchanan, or a period of three (3) years with respect to Messrs. Miller and Proctor, his final compensation less the aggregate amount to be paid in connection with the executive’s agreement not to compete with Fidelity, not to solicit its customers or employees, and to maintain the confidentiality of its confidential information. Additionally, each executive agrees that, for a period of time (twelve (12) months for Messrs. Brolly and Buchanan and eighteen (18) months for Messrs. Miller and Proctor (the “Non-Compete Period”)), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead office, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of such agreement, each executive will receive a payment equal to 40 percent (40%) of his base salary for each year or portion thereof during the Non-Compete Period with respect to Messrs. Proctor, Brolly, and Buchanan, and equal to 60 percent (60%) of his base salary for each year or portion thereof during the Non-Compete Period with respect to Mr. Miller. The executives will also continue to be eligible to participate in Fidelity’s benefit plans for twelve (12) months with respect to Messrs. Brolly and Buchanan, or eighteen (18) months with respect to Messrs. Miller and Proctor, and will be entitled to outplacement services for a period up to two (2) years that will be paid by Fidelity (with a maximum cost of $20,000). The executives will not receive a duplication of benefits under the Executive Continuity Agreements and any Employment Agreement or other agreement, program, or arrangement, because benefits paid under the Executive Continuity Agreement will be reduced by any similar benefits paid otherwise.

If payments were to be made under the current executive continuity agreements, such payments would equal approximately $2.25 million, $1.38 million, $250,000 and $400,000 for Messrs. Miller, Proctor, Brolly, and Buchanan, respectively, reduced for payments made, if any, under the employment agreements described above, excluding payments related to continued participation in the employee benefit programs and possible outplacement services as described above. Payments for employee benefit programs made by Fidelity and Fidelity Bank totaled less than $10,000 for each Named Executive Officer in 2011. The executive continuity agreements were amended and restated December 16, 2008, in order to comply with the rules of Section 409A.

Under the executive continuity agreements, “final compensation” is defined as the highest of (i) the executive’s compensation for the 12 full calendar months immediately preceding the change of control; (ii) the executive’s annual base salary rate payable by Fidelity, the Bank and any affiliate, in effect immediately preceding the change of control; or (iii) the executive’s annual base salary rate as set by Fidelity, the Bank and any affiliate, effective at any time during the employment period. Termination for “good reason” by the executive is defined as an uncured event which occurs without the executive’s consent such as an adverse material change in responsibilities, an assignment of responsibilities inconsistent with the position of the executive, any removal of the executive from a position held prior to the change in control, a reduction in salary or incentive compensation, required relocation more than 15 miles from his current place of employment, or the failure of Fidelity to continue any benefits in which the executive participated prior to the change in control.

TARP-Related Waivers and Agreements. In connection with the TARP CPP, each of the Named Executive Officers (i) executed a waiver voluntarily waiving any claim against Treasury or Fidelity for any changes to compensation or benefits arrangements that are required to comply with the regulation issued by Treasury under the TARP CPP and acknowledging that the regulation may require modification of the compensation, bonus, incentive, and other benefit plans, arrangements, and policies and agreements (collectively “Benefit Plans”) as they relate to the period Treasury holds any equity or debt securities of the Company acquired through the TARP; and (ii) entered into a senior executive officer agreement with Fidelity amending the Benefit Plans with respect to each such Named Executive Officer as may be necessary during the period that Treasury owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or the Warrant, to comply with Section 111(b) of the EESA. None of the payments under any of our agreements with our Named Executive Officers would be considered Excess Parachute Payments.

What are the Elements of Compensation and How Each Element Fits into Overall Compensation Objectives

Annual Salary. The Committee believes that the most important element of executive officer compensation to attract, retain, and motivate executive officers in our market is annual salary, which is heavily weighted in the determination of each executive officer’s total compensation. The Compensation Committee believed that the executive officers acted decisively and effectively during the economic problems that continued throughout 2011, and based upon the Committee’s review of the performance of the banking industry in our markets and Fidelity’s individual financial performance, the executive officers were given salary increases effective January 1, 2012.

Bonus. The Compensation Committee does not provide for a bonus plan as an element of total executive officer compensation, although one-time discretionary bonuses have been awarded from time to time to certain executive officers for achievement and superior performance.

Incentive Compensation. As described above, each executive officer is eligible for 20% of his salary or other base compensation, or such other amount as determined by the Compensation Committee, as incentive compensation. Absent the restrictions imposed under the TARP Rules, such incentive compensation may be paid in the form of cash or equity. The TARP Rules restrict the ability of Fidelity to pay incentive compensation to certain employees, other than in the form of restricted stock that contains certain restrictions. Stock options and restricted stock awards are granted to executive officers from time to time to enhance the alignment of their objectives with those of shareholders in terms of building value, to provide an opportunity for increased levels of ownership by executive officers, to encourage executive officer retention through longer-term incentives, and to maintain competitive levels of total compensation. Options are generally awarded at the closing market price on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price on the date of grant. The Compensation Committee will from time to time award options as an inducement to join the Company and these are generally awarded with the date of hire as the grant date.

Fidelity, as a TARP recipient, was restricted from paying bonuses or granting stock options to certain executive officers.

Other Compensation

We provide executive officers with perquisites and other personal benefits that are believed to be reasonable and consistent with the overall compensation program to assist with attracting and retaining executive officers. These perquisites and benefits are periodically reviewed for composition and appropriateness. Certain executive officers are provided life insurance through split-dollar plans, company automobiles, and country club memberships.

Fidelity has adopted certain broad-based employee benefit plans in which executives and other officers, together with employees, have the right to participate. Benefits under these plans are not directly or indirectly tied to Fidelity’s performance. Contributions by Fidelity to the 401(k) Plan are voluntary, at the election of the Board of Directors.

Summary Compensation Table

The following table sets forth the annual total compensation paid by Fidelity and its subsidiaries for 2011, 2010, and 2009, to our Named Executive Officers. No bonuses or non-equity incentive plan compensations were paid to any Named Executive Officers in 2011, 2010, or 2009:

Name and Principal Position	Year	Salary	Restricted Stock Awards(5)	All Other Compensation		Total
James B. Miller, Jr.	2011	$600,000		$174,015	(1)	$774,501
Chairman and Chief	2010	600,000	$112,500	176,685		889,185
Executive Officer	2009	600,000	—	128,471		728,471
			—
Stephen H. Brolly	2011	200,000		3,000	(2)	203,000
Chief Financial Officer	2010	200,000	90,000	5,002		295,002
	2009	200,000	—	6,000		206,000
			—

Name and Principal Position	Year	Salary	Restricted Stock Awards(5)	All Other Compensation		Total
H. Palmer Proctor, Jr.	2011	360,000	112,500	13,661	(3)	373,661
President	2010	360,000	—	16,617		489,117
	2009	360,000	—	16,531		376,531

David Buchanan	2011	260,000		8,011	(4)	268,011
Vice President	2010	260,000	112,500	8,766		381,266
	2009	260,000	—	9,434		269,434
			—

(1)

Includes Fidelity’s matching contributions of $1,000 to Mr. Miller’s account in the tax-qualified savings plan (“401(k) Plan”), $3,735 for personal use of a company automobile, and $166,482 for life insurance for Mr. Miller under split-dollar and corporate owned life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage). Under the split-dollar insurance policies, Fidelity will receive, upon termination of the policies, proceeds equal to the insurance premiums paid plus a market yield. Also includes $3,284 for annual club fees based on personal use.

(2)	Represents Fidelity’s matching contribution of $3,000 to Mr. Brolly’s account in the 401(k) Plan.
(3)

Includes Fidelity’s matching contributions of $7,350 to Mr. Proctor’s account in the 401(k) Plan, $3,126 for personal use of a company automobile, and $1,458 under split-dollar life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield. Also, includes $1,727 for annual club fees based on personal use.

(4)

Includes Fidelity’s matching contributions of $5,200 to Mr. Buchanan’s account in the 401(k) Plan, $1,720 for personal use of a company automobile, and $1,091 under a split-dollar life insurance policy (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield.

(5)	The value of the stock awards is calculated in accordance with FASB ASC Topic 718, without a forfeiture amount.

Grants of Plan-Based Awards for 2011

There were no grants of plan-based awards to the named Executive Officers in 2011.

Outstanding Equity Awards at December 31, 2011

The following table sets forth the outstanding equity awards at December 31, 2011, for the Named Executive Officers:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity Incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested ($)
James B. Miller, Jr.	75,000	$4.60	07/22/2013	25,000	$149,500
Stephen H. Brolly	5,000	4.60	07/22/2013	20,000	119,600
H. Palmer Proctor, Jr.	75,000	4.60	07/22/2013	25,000	149,500
David Buchanan	50,000	4.60	07/22/2013	25,000	149,500

Option Exercises and Stock Vested

There were no option exercises and no stock awards vested for any of the Named Executive Officers for the year ended December 31, 2011.

Nonqualified Deferred Compensation

There is a nonqualified deferred compensation plan available to executive officers to provide an opportunity to defer amounts in addition to that which may be deferred under the 401(k) Plan. Under the nonqualified deferred compensation plan, the Board or its designee specifies the employees eligible to participate in the plan and the effective date and period of each such employee’s eligibility to participate. The amount deferred by the participant is deducted each pay period in which the participant has compensation during the period of participation. Upon written notice by December 31st each year, a participant may increase, decrease, or discontinue the deferral election for the following year. A participant’s interest in the value of the account is 100% vested and non-forfeitable.

The participant’s account is credited with earnings (or losses) determined assuming the amounts credited to the account were invested in the investment funds the participant has selected from the funds made available from time to time under the plan for such purpose. There is no current or potential future cost to the Company because the plan acquires the investments to match employee investment selections.

Unless the participant has specified a date for the commencement of distributions, on the participant’s termination of service with, or retirement from, the Company, the amounts credited to the account shall be paid commencing as soon as feasible after such termination of service or retirement; provided that in the case of a participant that is a “key employee” (as defined in Section 409A), if the stock of the employer is then publicly traded on an established securities market or otherwise, any amounts which become payable from this plan within the first six months after such participant’s termination shall be delayed and paid immediately following the close of such sixth month (or, if earlier, the date of such participant’s death).

In no event will a distribution of any part of a participant’s account be made prior to the earliest of (i) the participant’s termination of service unless the participant has specified a later date in an election then in effect, (ii) the date specified by the participant in the most recent election then in effect, (iii) the date the participant becomes disabled, (iv) the death of the participant, or (v) the occurrence of an unforeseeable emergency.

At the end of each year, the Board (or its designee) determines whether there will be an employer contribution credit for the year. Such determination is made on an individual participant basis, with the Board having absolute discretion to determine whether an individual participant will be credited with an employer contribution, the amount of such contribution, and the conditions the participant must satisfy to be credited with such contribution. Although the plan provides for Company contributions, there have been no Company contributions to this plan for the past five years.

The following table sets forth the nonqualified deferred compensation transactions for the year ended December 31, 2011, and the aggregate balance at December 31, 2011, for the Named Executive Officers:

Name	Executive Contributions in 2011	Aggregate Earnings in 2011	Aggregate Balance at 12/31/11
James B. Miller, Jr.	$—	$—	$—
Stephen H. Brolly	—	—	—
H. Palmer Proctor, Jr.	—	—	—
David Buchanan	50,653	(10,362)	560,813

There were no Company contributions to or withdrawals or distributions from this plan for the year ended December 31, 2011.

Agreements with Executive Officers and Post-Employment Compensation

Messrs. Miller, Proctor, Brolly, and Buchanan have entered into employment and executive continuity agreements that are described in the Compensation Discussion and Analysis section.

There were no other arrangements or understandings between executive officers or nominees for directors with any other person who was, or is to be, selected as a director, executive officer, or nominee.

Tax and Accounting Considerations

The Company’s compensation programs are affected by each of the following:

•

Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of ASC 718. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•

Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our chief executive officer and our other Named Executive Officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m).

•

Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that our plans have been designed and are operating to appropriately comply with Section 409A.

•

Section 111(b)(2) of EESA - provides for the executive compensation and corporate governance standards to include limits on compensation that exclude incentives for senior executive officers of financial institutions to take unnecessary and excessive risks that threaten the value of the financial institution; required recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; prohibition on the financial institution from making any “excess parachute payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”), during the period that Treasury holds an equity or debt position; and agreement to limit a claim to a federal income tax deduction for senior executive compensation in excess of $500,000 per year.

Executive Share Ownership Guidelines

The Compensation Committee supports share ownership by its executives but has not imposed formal ownership guidelines as of December 31, 2011. Details regarding the ownership of shares by the Named Executive Officers are set forth under “Security Ownership of Certain Beneficial Owners and Management.”

Compensation of Nonemployee Directors

During 2011, each nonemployee director of Fidelity received a $10,000 annual retainer, paid in four quarterly installments, divided equally between Fidelity and Fidelity Bank. In addition, each nonemployee director received $2,000 for each Fidelity and Fidelity Bank Board of Directors’ meeting attended and $1,000 for each committee meeting attended.

Director retainers and fees are reviewed periodically by the Compensation Committee and adjustments are recommended to the Board. The retainers and fees are believed to be competitive and appropriate to attract and retain well-qualified and committed members. The nonemployee members of the Board of Directors are provided no compensation or benefits other than retainers and fees.

The following table sets forth the compensation of nonemployee directors for the year ended December 31, 2011.

Name	Fees Earned and Paid in Cash
Major General (Ret) David R. Bockel (1)	$45,000
Wm. Millard Choate	45,000
Dr. Donald A. Harp, Jr.	43,000
Kevin S. King (1)	50,000
William C. Lankford, Jr.	49,000
W. Clyde Shepherd III (1)	46,000
Rankin M. Smith, Jr. (1)	49,000

(1)

Each of these directors was awarded 1,000 stock options on July 22, 2008, with an option exercise price of $4.60, an option expiration date of July 22, 2013, and a vesting schedule of one-third for three years beginning July 22, 2009. As of December 31, 2011, none of the options had been exercised and each of these directors had 1,000 stock options vested and 1,000 stock options outstanding.

There were no stock options, stock awards, non-equity incentive plan compensation, or other compensation granted or paid for the year ended December 31, 2011.

James B. Miller, Jr., the Company’s Chairman and Chief Executive Officer, and H. Palmer Proctor, Jr., the Company’s President, are not included in the above table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Miller and Proctor as employees of the Company is shown in the Summary Compensation Table on page 19.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed Fidelity’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2011, and has discussed the contents with management.

Based upon the review and discussion noted above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2011, and annual report on Form 10-K. The Compensation Discussion and Analysis sets forth the committee’s (1) description of each senior executive officer compensation plan and explanation of how each Named Executive Officer compensation arrangement does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

In addition, the Compensation Committee certifies that at meetings held in March and September 2011, (1) it reviewed with Fidelity’s senior risk officer the incentive compensation arrangements with its Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage these senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) it reviewed with Fidelity’s senior risk officer the employee compensation arrangements and has made all reasonable efforts to limit any unnecessary risks these arrangements pose to the financial institution, and (3) it reviewed the employee compensation arrangements to eliminate any features of those arrangements that would encourage the manipulation of reported earnings of the financial institution to enhance the compensation of any employee.

Major General (Ret) David R. Bockel, Chairman

Wm. Millard Choate

Dr. Donald A. Harp, Jr.

Rankin M. Smith, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Major General (Ret) David R. Bockel, Chairman, Wm. Millard Choate, Dr. Donald A. Harp, Jr., and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary. There are no Compensation Committee interlocks between Fidelity and other entities involving Fidelity’s executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fidelity has a written related person transaction policy that governs the identification, approval, ratification, and monitoring of any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of Fidelity must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person.

During 2011, Fidelity Bank paid $269,069 to Choate Construction Company, of which Mr. Choate, a director and member of the Compensation Committee of Fidelity, is the majority shareholder. The Board of Directors approved the transactions, with Mr. Choate abstaining, determining that they were made on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances, and complied with Fidelity’s established policy. After review of the facts, it has been determined that Mr. Choate is still considered independent under the NASDAQ Marketplace Rule.

Fidelity Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans do not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2011, Fidelity Bank had loans outstanding to executive officers and directors and their controlled entities aggregating approximately $4 million.

CODE OF ETHICS

The Board of Directors of Fidelity has adopted a Conflict of Interest Policy / Code of Ethics applicable to all of its directors and employees, including its chief executive officer and each of its senior financial officers that complies with applicable regulations under the federal securities laws and the NASDAQ Marketplace Rules. The Code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to disclose any amendment or waiver by posting such information on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the number of shares of Common Stock beneficially owned as of March 2, 2012, by (1) each person known to be the beneficial owner of more than five percent of the Common Stock of Fidelity, (2) each director, (3) each Named Executive Officer, and (4) all directors and executive officers as a group.

Unless otherwise indicated, each of the named individuals and each member of the group has sole or shared voting power or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 2, 2012, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Co, LLP 2800 Congress Street Boston, MA 02210-1023	1,309,296		9.52%
The Banc Fund Co, LLC 20 North Wacker Drive Suite 3300 Chicago, IL 60606-3105	1,075,777		7.82
James B. Miller, Jr.	3,295,145	(1)	23.83
Major General (Ret) David R. Bockel	28,489	(2)	*
Wm. Millard Choate	209,581	(3)	1.52
Dr. Donald A. Harp, Jr.	16,657		*
Kevin S. King	23,468	(4)	*
William C. Lankford, Jr.	9,519	(5)	*
H. Palmer Proctor, Jr.	325,299	(6)	2.35
W. Clyde Shepherd III	279,570	(7)	2.03
Rankin M. Smith, Jr.	233,258	(8)	1.69
Stephen H. Brolly	42,307	(9)	*
David Buchanan	272,030	(10)	1.97

All directors and executive officers	4,735,323	(11)	33.92
as a group (11 persons)

*	Less than 1%.

(1)

Includes 75,000 shares that Mr. Miller has the right to acquire pursuant to outstanding stock options, 323,673 shares held by Mr. Miller’s children, grandchildren, and family trust, and 204,032 shares held by BAC Properties Partnership, LLP, a company of which Mr. Miller and his wife’s estate own 40%. Also includes 94,350 shares owned by his wife’s estate.

(2)	Includes 280 shares held by Major General (Ret) Bockel’s wife.
(3)	Includes 63,954 shares held by a Choate family partnership.
(4)	Includes 1,000 shares that Mr. King has the right to acquire pursuant to outstanding stock options, and 4,712 shares held by Mr. King’s wife.
(5)	Includes 2,043 shares held by Mr. Lankford’s wife.
(6)	Includes 75,000 shares that Mr. Proctor has the right to acquire pursuant to outstanding stock options, 7,812 shares held by Mr. Proctor’s children, and 10,213 shares held by Mr. Proctor’s wife.
(7)

Includes 1,000 shares that Mr. Shepherd has the right to acquire pursuant to outstanding stock options, and 37,079 shares held by a Shepherd family foundation, 5,365 shares held by a family partnership, and 1,930 shares held by Mr. Shepherd’s child.

(8)	Includes 1,000 shares that Mr. Smith has the right to acquire pursuant to outstanding stock options, and 313 shares owned by Mr. Smith’s wife.
(9)	Includes 5,000 shares that Mr. Brolly has the right to acquire pursuant to outstanding stock options.
(10)	Includes 50,000 shares that Mr. Buchanan has the right to acquire pursuant to outstanding stock options.
(11)	Includes 208,000 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Fidelity’s directors, executive officers, and persons who own more than 10% of the Common Stock of Fidelity to file reports of ownership changes with the SEC. To the Company’s knowledge, during 2011, all reports of beneficial ownership of securities were filed timely with the SEC.

AUDIT COMMITTEE REPORT

Fidelity’s Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a) (15) and 4350(d) of the NASDAQ Marketplace Rules, Section 10A-3 of the Exchange Act and have the knowledge and experience required by Rule 4350(d).

The Audit Committee has reviewed Fidelity’s Annual Report on its Form 10-K and the audited consolidated financial statements for the year ended December 31, 2011, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity’s independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the members of the Audit Committee have discussed the independence of Ernst & Young. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young’s Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young. The Audit Committee has determined that the providing of professional services by Ernst & Young, in addition to audit-related services, is compatible with the maintenance of the accountant’s independence.

Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and be filed with the SEC.

Kevin S. King, Chairman

Major General (Ret) David R. Bockel

Dr. Donald A. Harp, Jr.

William C. Lankford, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young audited the consolidated financial statements of Fidelity and the evaluation of Fidelity’s internal control over financial reporting as of December 31, 2011. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID BY FIDELITY TO ERNST & YOUNG

The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young for fiscal years 2011 and 2010:

	2011	2010
Audit Fees (1)	$457,000	$470,500
Audit-Related Fees (2)	45,500	62,000
Tax Fees	—	—
All Other Fees	—	—

Total	$502,500	$532,500

(1)

Audit fees represent fees for professional services provided in connection with the audit of the financial statements, review of the quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings, including the audit of management’s assessment over financial reporting.

(2)	Audit–related fees consist primarily of accounting consultation, employee benefit plan audits, and other attestation services.

The Audit Committee approved all audit services provided by Fidelity’s independent registered public accountants during 2011 and 2010 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity’s independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in our Proxy Statement and voted on at the 2012 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 26, 2012. Shareholders may also present at the 2012 Annual Meeting any proper proposal that is not disclosed in the Proxy Statement for that meeting without prior notice to Fidelity. As discussed in Shareholder Nominees on page 3, any proposed director nomination by a shareholder must be submitted on or before November 1 immediately preceding the next Annual Meeting of Shareholders.

COMMUNICATIONS WITH FIDELITY AND THE BOARD

The following options are available to shareholders who want to communicate with Fidelity or the Board:

To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.

To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:

1.	Fidelity Bank’s website, located at www.lionbank.com, contains product and marketing data.

2.	Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity’s Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity’s annual reports, Proxy Statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

3.	Fidelity’s Annual Report (Form 10-K), including the financial statements and the financial statement schedules, will be furnished free of charge upon written requests

To contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Management knows of no matters, other than matters described in this Proxy Statement that are to be brought before the Annual Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.

By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary

March 28, 2012

Fidelity Southern Corporation

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18572-rd-1

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Please mark your votes as indicated in this example	☒

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH PROPOSAL.

	FOR all	WITHHOLD for all	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

Proposal 1: ELECTION OF DIRECTORS 01 James B. Miller, Jr. 02 Major General (Ret) David R. Bockel 03 Wm. Millard Choate 04 Donald A. Harp, Jr. 05 Kevin S. King	☐	☐	☐	Proposal 2: TO APPROVE THE AMENDMENT TO THE COMPANY’S EQUITY INCENTIVE PLAN.	☐	☐	☐
	06 William C. Lankford, Jr. 07 H. Palmer Proctor, Jr.			Proposal3:	FOR	AGAINST	ABSTAIN
	08 W. Clyde Shepherd III 09 Rankin M. Smith, Jr.			THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions				Proposal 4: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Share Owner Sign Here	Co-Owner Sign Here	Date

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PROXY

FIDELITY SOUTHERN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – APRIL 26, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Wm. Millard Choate and H. Palmer Proctor, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 26, 2012, at 3:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated, and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3671 SOUTH HACKENSACK, NJ 07606-9271

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